Exhibit 5.1

Seaport West 155 Seaport Boulevard Boston, MA 02210-2600 617 832 1000 main 617 832 7000 fax

December 10, 2013

By EDGAR

Exa Corporation

55 Network Drive

Burlington, Massachusetts 01803

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We are familiar the registration statement on Form S-8 (the “Registration Statement”) being filed by Exa Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on the date hereof. The Registration Statement relates to the offering by the Company of up to 3,331,315 shares (the “Shares”) of its common stock, $0.001 par value (“Common Stock”), which consists of:

1.	3,845 shares of Common Stock issuable upon exercise of outstanding stock options granted pursuant to the Company’s 1999 Series G Convertible Preferred Nonqualified Stock Option Plan (the “1999 Option Plan”);

2.	1,280,139 shares of Common Stock issuable upon exercise of outstanding stock options granted pursuant to the Company’s 2005 Series G Convertible Preferred Stock Incentive Plan (the “2005 Incentive Plan”);

3.	816,688 shares of Common Stock issuable upon exercise of outstanding stock options granted pursuant to the Exa Corporation 2007 Stock Incentive Plan (the “2007 Incentive Plan”);

4.	277,452 shares of Common Stock issuable upon exercise of outstanding stock options granted pursuant to the Exa Corporation 2011 Stock Incentive Plan (the “2011 Incentive Plan”);

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December 10, 2013

5.	491,653 shares of Common Stock issuable pursuant to awards that may be issued in the future under the 2011 Incentive Plan; and

6.	461,538 shares of Common Stock issuable pursuant to the Company’s 2011 Employee Stock Purchase Plan (the “2011 ESPP” and, together with the 1999 Option Plan, the 2005 Incentive Plan, the 2007 Incentive Plan and the 2011 Incentive Plan, the “Plans”).

In arriving at the opinion expressed below, we have examined and relied on the Certificate of Incorporation and By-Laws of the Company, each as amended and restated to date, the records of meetings and consents of the Board of Directors and stockholders of the Company provided to us by the Company, the Registration Statement and the Plans.

In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such examination of law, as we have deemed appropriate as a basis for the opinion expressed below.

We assume that all Shares to be granted or issued upon exercise of options granted or to be granted or pursuant to other awards granted or to be granted pursuant to the Plans will be issued in accordance with the applicable terms of the Plans and that the purchase price of the Shares, or the value of other consideration received or to be received by the Company for the Shares, will be valid consideration equal to or in excess of the par value thereof.

In rendering the opinions expressed below, we express no opinion other than as to the federal laws of the United States, the Delaware General Corporation Law, including the statutory provisions contained therein, applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these provisions.

Based upon and subject to the foregoing and the other matters set forth herein, it is our opinion that the Shares, when issued and delivered upon the exercise of options or pursuant to other awards granted pursuant to the Plans and against the receipt of the purchase price or other consideration therefor, will be validly issued, fully paid and nonassessable.

This opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

This opinion is being delivered solely for the benefit of the Company and such other persons as are entitled to rely upon it pursuant to the applicable provisions of the Securities Act. This opinion may not be used, quoted, relied upon or referred to for any other purpose nor may this opinion be used, quoted, relied upon or referred to by any other person, for any purpose, without our prior written consent.

December 10, 2013

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the reference to our firm under the caption, “Interests of Named Experts and Counsel.” In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very Truly Yours,

FOLEY HOAG LLP

By:	/s/ John D. Patterson, Jr.
A Partner